Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                            FORM 10-QSB JUNE 30, 2005

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended June 30, 2005:

      Net loss                                                        $ (28,000)
      Add: Depreciation and amortization charged to income not
           affecting cash available for distribution                     10,000
           Cash from reserves                                            18,000
                                                                      ---------

           Cash Available for Distribution                            $      --
                                                                      =========
           Distributions allocated to General Partners                $      --
                                                                      =========
           Distributions allocated to Limited Partners                $      --
                                                                      =========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 2005:

            Entity Receiving                   Form of
              Compensation                    Compensation                     Amount
      --------------------------  -------------------------------------------  ------
      Winthrop
      Management LLC              Property Management Fees                     $    -

      General Partners            Interest in Cash Available for Distribution  $    -

      Affiliates of the General
         Partner                  Interest in Cash Available for Distribution  $    -


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